Exhibit 99.1

THE HANOVER ESTIMATES IMPACT FROM SECOND QUARTER CATASTROPHE ACTIVITY, PROVIDES EARNINGS ESTIMATE FOR THE QUARTER

WORCESTER, Mass., July 18, 2012—The Hanover Insurance Group, Inc. (NYSE: THG) today announced the estimated impact of catastrophe-related activity on second quarter results in domestic business to be in the range of $70 to $77 million before taxes, or $1.00 to $1.10 after tax per share.

Catastrophe losses during the quarter were primarily related to severe hail and wind storms from 11 events in the U.S. The largest losses were caused by hailstorms in the Midwest in April and a series of widespread hail and windstorm events in the Midwest and Mid-Atlantic regions in May and June. Second quarter results are also expected to be impacted by additions to reserves in certain domestic lines, primarily in surety and auto. Surety reserve additions are driven by continuing weak economic conditions, while auto reserve re-estimations primarily reflect an increase in severity of losses from the 2011 accident year.

Taking this into account, as well as other currently available information, The Hanover expects second quarter segment income after tax(1) per share to be in the range of $0.15 to $0.25.

“Catastrophe activity in the U.S. continues to impact industry results as well as our own,” said Frederick H. Eppinger, chief executive officer at The Hanover. “However, the strategic diversification of our business is helping us mitigate the volatility associated with weather. Higher than expected catastrophe losses in our domestic operations were somewhat offset this quarter by lower catastrophes in our international business. Perhaps most importantly, we are satisfied with our accident year results, and we continue to see favorable pricing and retention trends.”

As previously announced, The Hanover expects to release its second quarter financial results after the market closes on Wednesday, August 1. The company will webcast the discussion of its results on Thursday, August 2, at 10:00 a.m. ET, through The Hanover Web site at www.hanover.com.

(1) Non-GAAP financial measure. It is defined as income from continuing operations, excluding the after-tax impact of net realized investment gains (losses), gains (losses) on the retirement of debt, the impact of foreign exchange rates/transactions, net gains and losses on derivative transactions, costs to acquire businesses, restructuring costs and certain other items. The Company believes that measures of segment income after tax provide investors with valuable measures of the performance of the company’s ongoing business because they highlight income from continuing operations attributable to the core operations of the business. Income from continuing operations per share is the most directly comparable GAAP measure for segment income after tax per share. The Company expects a second quarter income from continuing operations to be in the range of $0.15 to $0.25 per share. The reconciling items from segment income primarily are investment related items ranging from $(0.05) to $(0.10) per share, and tax related items ranging from $0.05 to $0.10 per share.

Forward-looking Statements and Non-GAAP Financial Information

The Company’s estimates of weather-related catastrophe losses, development from prior periods and segment income after tax per share (including the reconciliation to income from continuing operations per share) are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 and relate to estimated weather-related losses and other financial matters incurred prior to the date of this press release. The company cautions investors that such forward-looking statements are estimates or projections which involve significant judgment and uncertainty and actual results could differ materially. Investors should consider the risks and uncertainties in our business that may affect such estimates, including (i) the inherent difficulties in arriving at such estimates; (ii) variations in the company’s current estimates that may change as the company finalizes its financial results; and (iii) other risks and uncertainties that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.” The difficulties at arriving at estimates with regard to catastrophes and other losses are the result of difficulties policyholders may have in reporting claims and in The Hanover’s ability to adjust claims because of the devastation encountered or late discovery of damages; the challenge of making final estimates to repair or replace properties during the early stages of examining damaged properties; the effect of “demand surge”; potential latent damages, which are not discovered until later; potential business interruption claims, the extent of which cannot be known at the time; the inherent uncertainty of estimating loss and loss adjustment reserves; the necessity of integrating Chaucer’s financial results, including matters relating to foreign currency translations; and other factors.

The Hanover believes that measures of segment income after tax provide investors with valuable measures of the performance of the company’s ongoing business because they highlight income from continuing operations attributable to the core operations of the business. Income from continuing operations per share is the most directly comparable GAAP measure for segment income after tax per share. Non-GAAP measures should not be construed as substitutes for income from continuing operations, net income or other GAAP measures.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and Chaucer Holdings plc, based in London, and their affiliates. The Hanover offers a wide range of property and casualty products and services to businesses, individuals, and families through a select group of agents and brokers. The company ranks among the top 25 property and casualty insurers in the United States and has been meeting its obligations to its agent partners and their customers for 160 years. Through Chaucer, the company also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. For more information, please visit www.hanover.com.

Contacts:

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
(508) 855-2063	(508) 855-3099
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com

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